Exhibit 99.1

FOR IMMEDIATE RELEASE	SYMBOL: LANC
May 4, 2021	TRADED: Nasdaq

LANCASTER COLONY REPORTS THIRD QUARTER SALES AND EARNINGS
    WESTERVILLE, Ohio, May 4 - Lancaster Colony Corporation (Nasdaq: LANC) today reported results for the company’s fiscal third quarter ended March 31, 2021.
Summary
•Consolidated net sales increased 11.2% to a third quarter record $357.2 million versus $321.4 million last year. Retail net sales grew 17.1% to $198.4 million while Foodservice net sales advanced 4.6% to $158.9 million.
•Excluding all Omni Baking sales attributed to a temporary supply agreement that was terminated effective October 31, 2020, consolidated net sales increased 13.0%.
•Consolidated gross profit increased 17.7% to $90.6 million.
•Consolidated operating income grew 24.7% to $37.4 million.
•Net income was $1.05 per diluted share versus $0.81 per diluted share last year.
CEO David A. Ciesinski commented, “We were very pleased to complete our fiscal third quarter with record sales and significant gains in gross profit and operating income. I extend my sincerest thanks to all the Lancaster Colony associates for their many contributions in support of these strong results despite all the challenges posed by the impacts of COVID-19. Our top priorities remain the health, safety and welfare of our employees and continuing to play our part in the country’s vital food supply chain.”
“In the fiscal third quarter, strong double-digit growth in our Retail business was driven by the success of our licensing program and higher demand for at-home food consumption due to the impacts of COVID-19. Chick-fil-A® sauces, Olive Garden® dressings and Buffalo Wild Wings® sauces were noted contributors to the Retail sales gains. In Foodservice, quick-service restaurant and pizza chain customers in our mix of national chain restaurant accounts remained a source of strength as our Foodservice segment sales began to lap the steep declines of last spring. Excluding all Omni Baking sales, Foodservice segment net sales grew 8.4%.”
“Looking ahead to our fiscal fourth quarter, we expect net sales to benefit from continued gains in Retail for dressings and sauces sold under exclusive license agreements. We also foresee a notable pickup in Foodservice sales as many of our national chain restaurant customers have indicated expectations for increasing consumer demand as vaccine distribution expands, stimulus dollars are spent, and warmer weather accommodates more outdoor dining. The impacts of COVID-19 will remain a headwind for our manufacturing costs, and the upward trend in commodity costs is projected to accelerate. Our ongoing cost savings programs and net price realization efforts will help to offset these higher expenses. Implementation for Project Ascent, our ERP initiative, is scheduled to commence in fiscal 2022.”
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PAGE 2 / LANCASTER COLONY REPORTS THIRD QUARTER SALES AND EARNINGS
Third Quarter Results
Lancaster Colony’s consolidated net sales increased 11.2% to a third quarter record $357.2 million versus $321.4 million last year. Excluding Omni Baking sales, which totaled $5.3 million last year, consolidated net sales increased 13.0%. The Omni Baking sales were attributed to a temporary supply agreement that was terminated effective October 31, 2020. Retail segment net sales grew 17.1% to $198.4 million. Dressings and sauces sold under exclusive license agreements, including Chick-fil-A® sauces, Olive Garden® dressings and Buffalo Wild Wings® sauces, drove the Retail sales gains along with our frozen garlic bread products. In the Foodservice segment, net sales grew 4.6% as quick-service restaurant and pizza chain customers in our mix of national chain restaurant accounts continued to perform well. Inflationary pricing also contributed to the growth in Foodservice net sales. Excluding all Omni Baking sales, Foodservice net sales increased 8.4%.
Consolidated gross profit increased 17.7% to $90.6 million compared to $77.0 million in the prior year. Gross profit benefited from the strong sales growth, a more favorable sales mix, lower employee benefit costs and our ongoing cost savings programs partially offset by higher manufacturing costs and commodity cost inflation. Manufacturing costs continue to reflect the impacts of COVID-19, including increased wages for our front-line employees, higher expenditures for personal protective equipment and reduced operating efficiencies. Gross profit in the prior-year quarter was unfavorably impacted by a $4.5 million inventory write-down attributed to the abrupt slowdown in Foodservice orders in mid-March 2020 due to the impacts of COVID-19. We continue to follow the protocols and guidelines provided by government health authorities and make the necessary investments to promote safe operations at all our plants and distribution centers.
SG&A expenses increased $6.3 million to $53.2 million as expenditures in support of our ERP project and related initiatives, Project Ascent, totaled $10.8 million in the current-year quarter versus $4.9 million last year.
Consolidated operating income grew $7.4 million, or 24.7%, to $37.4 million driven by the sales growth, more favorable sales mix, lower employee benefit costs and ongoing cost savings programs partially offset by the increased expenditures for Project Ascent, higher manufacturing costs attributed to the impacts of COVID-19 and increased commodity costs. Operating income growth was also favorably impacted by the $4.5 million inventory write-down in the prior-year quarter.
Net income increased $6.5 million to $28.9 million, or $1.05 per diluted share, versus $22.4 million, or $0.81 per diluted share, last year. Expenditures for Project Ascent reduced net income by $8.2 million, or $0.30 per diluted share, in the current-year quarter compared to $3.7 million, or $0.13 per diluted share, in the prior-year quarter. The Foodservice inventory write-down in the prior-year quarter reduced net income by $3.4 million, or $0.12 per diluted share. Net income and earnings per diluted share in the current-year quarter also reflect the benefit of a lower tax rate compared to last year.

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Fiscal Year-to-Date Results
For the nine months ended March 31, 2021, net sales increased 6.7% to $1.08 billion compared to $1.01 billion a year ago. Excluding all Omni Baking sales, consolidated net sales increased 8.4%. Net income for the nine-month period totaled $110.6 million, or $4.01 per diluted share, versus the prior-year amount of $106.6 million, or $3.87 per diluted share. In the current-year period, expenditures for Project Ascent decreased net income by $20.9 million, or $0.76 per diluted share, a favorable adjustment to the contingent consideration for Bantam Bagels increased net income by $4.3 million, or $0.16 per diluted share, and an impairment charge for certain intangible assets of the Bantam Bagels business reduced net income by $0.9 million, or $0.03 per diluted share. In the prior-year period, expenditures for Project Ascent decreased net income by $9.5 million, or $0.34 per diluted share, the impact of the Foodservice inventory write-down reduced net income by $3.4 million, or $0.12 per share, and restructuring and impairment charges reduced net income by $0.7 million, or $0.02 per diluted share.
Conference Call on the Web
    The company’s third quarter conference call is scheduled for this morning, May 4, at 10:00 a.m. ET. Access to a live webcast of the call is available through a link on the company’s Internet home page at www.lancastercolony.com. A replay of the webcast will also be made available on the company’s website.
About the Company
    Lancaster Colony Corporation is a manufacturer and marketer of specialty food products for the retail and foodservice channels.
Forward-Looking Statements
    We desire to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). This news release contains various “forward-looking statements” within the meaning of the PSLRA and other applicable securities laws. Such statements can be identified by the use of the forward-looking words “anticipate,” “estimate,” “project,” “believe,” “intend,” “plan,” “expect,” “hope” or similar words. These statements discuss future expectations; contain projections regarding future developments, operations or financial conditions; or state other forward-looking information. Such statements are based upon assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions, expected future developments; and other factors we believe to be appropriate. These forward-looking statements involve various important risks, uncertainties and other factors, many of which are beyond our control and could be amplified by the COVID-19 pandemic, which could cause our actual results to differ materially from those expressed in the forward-looking statements. Some of the key factors that could cause actual results to differ materially from those expressed in the forward-looking statements include:
•significant shifts in consumer demand and disruptions to our employees, communities, customers, supply chains, operations, and production processes resulting from COVID-19 and other epidemics, pandemics or similar widespread public health concerns and disease outbreaks;
•complexities related to the design and implementation of our new enterprise resource planning system;
•fluctuations in the cost and availability of ingredients and packaging;
•capacity constraints that may affect our ability to meet demand or may increase our costs;
•efficiencies in plant operations;

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•dependence on contract manufacturers, distributors and freight transporters, including their financial strength in continuing to support our business;
•cyber-security incidents, information technology disruptions, and data breaches;
•the reaction of customers or consumers to price increases we may implement;
•adverse changes in freight, energy or other costs of producing, distributing or transporting our products;
•the potential for loss of larger programs or key customer relationships;
•the ability to successfully grow recently acquired businesses;
•changes in demand for our products, which may result from loss of brand reputation or customer goodwill;
•price and product competition;
•the success and cost of new product development efforts;
•adequate supply of labor for our manufacturing facilities;
•the lack of market acceptance of new products;
•the impact of customer store brands on our branded retail volumes;
•the extent to which recent and future business acquisitions are completed and acceptably integrated;
•dependence on key personnel and changes in key personnel;
•the effect of consolidation of customers within key market channels;
•the impact of fluctuations in our pension plan asset values on funding levels, contributions required and benefit costs;
•the possible occurrence of product recalls or other defective or mislabeled product costs;
•maintenance of competitive position with respect to other manufacturers;
•changes in estimates in critical accounting judgments;
•the impact of any regulatory matters affecting our food business, including any required labeling changes and their impact on consumer demand;
•the outcome of any litigation or arbitration;
•stability of labor relations; and
•risks related to other factors described under “Risk Factors” in other reports and statements filed by us with the Securities and Exchange Commission, including without limitation our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q (available at www.sec.gov).

Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update such forward-looking statements, except as required by law. Management believes these forward-looking statements to be reasonable; however, you should not place undue reliance on statements that are based on current expectations.

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FOR FURTHER INFORMATION:	Dale N. Ganobsik, Vice President, Investor Relations and Treasurer
Lancaster Colony Corporation
Phone: 614/224-7141
Email: ir@lancastercolony.com

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LANCASTER COLONY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands except per-share amounts)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2021	2020	2021	2020
Net sales	$357,249	$321,363	$1,081,501	$1,013,534
Cost of sales	266,699	244,401	791,452	744,575
Gross profit	90,550	76,962	290,049	268,959
Selling, general & administrative expenses	53,162	46,907	149,607	132,109
Change in contingent consideration	—	65	(5,687)	192
Restructuring and impairment charges	—	—	1,195	886
Operating income	37,388	29,990	144,934	135,772
Other, net	(44)	727	(67)	3,031
Income before income taxes	37,344	30,717	144,867	138,803
Taxes based on income	8,447	8,288	34,261	32,205
Net income	$28,897	$22,429	$110,606	$106,598

Net income per common share: (a)
Basic	$1.05	$0.82	$4.02	$3.88
Diluted	$1.05	$0.81	$4.01	$3.87

Cash dividends per common share	$0.75	$0.70	$2.20	$2.05

Weighted average common shares outstanding:
Basic	27,483	27,457	27,474	27,447
Diluted	27,526	27,501	27,513	27,502

(a)        Based on the weighted average number of shares outstanding during each period.

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PAGE 6 / LANCASTER COLONY REPORTS THIRD QUARTER SALES AND EARNINGS

LANCASTER COLONY CORPORATION
BUSINESS SEGMENT INFORMATION (Unaudited)
(In thousands)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2021	2020	2021	2020
NET SALES
Retail	$198,358	$169,414	$614,653	$521,701
Foodservice	158,891	151,949	466,848	491,833
Total Net Sales	$357,249	$321,363	$1,081,501	$1,013,534

OPERATING INCOME (a)
Retail	$41,179	$34,150	$144,557	$116,628
Foodservice	21,088	12,765	66,845	66,660
Nonallocated Restructuring and Impairment Charges	—	—	—	(886)
Corporate Expenses	(24,879)	(16,925)	(66,468)	(46,630)
Total Operating Income	$37,388	$29,990	$144,934	$135,772
(a)        Effective July 1, 2020, certain indirect costs that were historically allocated to the Retail and Foodservice segments are being presented within corporate expenses. These changes had no effect on previously reported consolidated net sales, operating income, net income or earnings per share. Please refer to the Company’s 8-K filing dated November 4, 2020 for additional details, including historical business segment information that has been retroactively conformed to the current presentation.

LANCASTER COLONY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

	March 31, 2021	June 30, 2020
ASSETS
Current assets:
Cash and equivalents	$211,121	$198,273
Receivables	97,877	86,604
Inventories	103,046	85,048
Other current assets	16,216	15,687
Total current assets	428,260	385,612
Net property, plant and equipment	330,106	293,288
Other assets	309,984	314,453
Total assets	$1,068,350	$993,353

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$94,336	$71,433
Accrued liabilities	57,647	54,826
Total current liabilities	151,983	126,259
Noncurrent liabilities and deferred income taxes	85,254	83,794
Shareholders’ equity	831,113	783,300
Total liabilities and shareholders’ equity	$1,068,350	$993,353
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